As filed with the Securities and Exchange Commission on January 30, 2024
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SCHNITZER STEEL INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)
Oregon	93-0341923
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

299 SW Clay Street, Suite 400 Portland, Oregon	97201
(Address of Principal Executive Offices)	(Zip Code)

RADIUS RECYCLING, INC. 2024 OMNIBUS INCENTIVE PLAN
(Full title of the plan)

James Matthew Vaughn
Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary
Schnitzer Steel Industries, Inc.
299 SW Clay Street, Suite 400
Portland, Oregon 97201
(503) 224-9900
(Name, address, telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On January 30, 2024, the shareholders of Schnitzer Steel Industries, Inc. (d/b/a Radius Recycling) (the “Registrant”) approved the Radius Recycling, Inc. 2024 Omnibus Incentive Plan (the “Plan”). As provided in the Plan, 3,000,000 shares of the Registrant’s common stock, $1.00 par value per share (the “Common Stock”), are available for issuance thereunder (the “Shares”). The purpose of this registration statement on Form S-8 (the “Registration Statement”) is to register the offer and sale of the Shares.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents that have been filed by the Registrant with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are hereby incorporated herein by reference:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended August 31, 2023 (the “Annual Report”);

(b)	the Registrant’s Definitive Proxy Statement on Schedule 14A filed on December 15, 2023 (solely those portions that were incorporated by reference into the Annual Report);

(c)	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended November 30, 2023;

(d)	the Registrant’s Current Report on Form 8-K filed on December 14, 2023; and

(e)	the description of the Registrant’s securities contained in Exhibit 4.1 of the Registrant’s Annual Report.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Under the Oregon Business Corporation Act (the “Oregon Act”), the Registrant’s 2006 Restated Articles of Incorporation (the “Articles”) and the Registrant’s Restated Bylaws (the “Bylaws”), the Registrant has broad powers to indemnify directors and officers against liabilities that they may incur in such capacities.

The Oregon Act authorizes the indemnification of an individual made a party to a proceeding because the individual is or was an officer or director against certain liability incurred in the proceeding if:

(a) the conduct of the individual was in good faith;

(b) the individual reasonably believed that his or her conduct was in the best interests of the corporation or at least not opposed to its best interests;

(c) in the case of any criminal proceeding, the individual had no reasonable cause to believe his or her conduct was unlawful;

(d) in the case of any proceeding by or in the right of the corporation, the individual was not adjudged liable to the corporation; and

(e) in connection with any proceeding charging improper personal benefit to the individual, the individual was not adjudged liable for improperly receiving a personal benefit.

Unless limited by the corporation’s articles of incorporation, the Oregon Act mandates the indemnification of an officer or director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the officer or director was a party because of being an officer or director of the corporation against reasonable expenses incurred by the officer or director in connection with the proceeding.

The Oregon Act also authorizes a court to order indemnification, unless the corporation’s articles of incorporation provide otherwise, whether or not the above standards of conduct have been met, if the court determines that the officer or director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances. In addition, the Oregon Act provides that the indemnification described above is not exclusive of any other rights to which officers or directors may be entitled under the corporation’s articles of incorporation or bylaws, or under any agreement, action of its board of directors, vote of shareholders or otherwise.

Article VII of the Articles and Article V of the Bylaws provide that the Registrant shall indemnify any current or former director or officer of the Registrant who is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative or other (including an action, suit or proceeding by or in the right of the Registrant), by reason of the fact that such person is or was a director, officer, employee or agent of the Registrant or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the Registrant, or serves or served at the request of the Registrant as a director, officer, employee or agent, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise.

The Oregon Act also authorizes a corporation to include in its articles of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, except that such a provision cannot eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any unlawful corporate distribution as defined in the Oregon Act or (iv) for any transaction from which the director derived an improper personal benefit.

Article VIII of the Articles eliminates the personal liability of the Registrant’s directors to the Registrant and its shareholders for monetary damages for conduct as a director, except in respect of any act or omission for which such elimination of liability is not permitted under the Oregon Act.

The Registrant has directors’ and officers’ liability insurance coverage which insures directors and officers of the Registrant and its subsidiaries against certain liabilities.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits filed as part of this Registration Statement are listed on the Exhibit Index immediately following “Item 9. Undertakings”, which is incorporated herein by reference.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

4.1
2006 Restated Articles of Incorporation (as corrected December 2, 2011) of the Registrant. Filed as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended November 30, 2011.

4.2	Restated Bylaws of the Registrant. Filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on December 16, 2013.

5.1	Opinion of Perkins Coie LLP.

10.1	Radius Recycling, Inc. 2024 Omnibus Incentive Plan.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Perkins Coie LLP (contained in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

107.1	Filing fee table.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on January 30, 2024.
SCHNITZER STEEL INDUSTRIES, INC.

By:	/s/ Stefano R. Gaggini
Name:	Stefano R. Gaggini
Title:	Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Stefano Gaggini and James Matthew Vaughn his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this Registration Statement on Form S-8 (including, without limitation, any additional registration statement filed pursuant to Rule 462 under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his or her substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Tamara L. Lundgren	Chairman, President and Chief Executive Officer (Principal Executive Officer)	January 30, 2024
Tamara L. Lundgren

/s/ Stefano R. Gaggini	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	January 30, 2024
Stefano R. Gaggini

/s/ Mark Schuessler	Vice President and Chief Accounting Officer (Principal Accounting Officer)	January 30, 2024
Mark Schuessler

/s/ Gregory R. Friedman	Director	January 30, 2024
Gregory R. Friedman

/s/ Rhonda D. Hunter	Director	January 30, 2024
Rhonda D. Hunter

/s/ David L. Jahnke	Director	January 30, 2024
David L. Jahnke

/s/ Glenda J. Minor	Director	January 30, 2024
Glenda J. Minor

/s/ Leslie L. Shoemaker	Director	January 30, 2024
Leslie L. Shoemaker

/s/ Michael W. Sutherlin	Director	January 30, 2024
Michael W. Sutherlin